SCHEDULE 14A

                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a party other than the Registrant [ ]


Check the appropriate box:

[ ]    Preliminary proxy statement.
[ ]    Definitive proxy statement.
[X]    Definitive additional materials.
[ ]    Soliciting material under Rule 14a-12.
[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

                           THE NEW GERMANY FUND, INC.
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

[X]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)    Title of each class of securities to which transaction applies:

(2)    Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)    Proposed maximum aggregate value of transaction:

(5)    Total fee paid:

[ ]    Fee paid previously with preliminary materials.

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[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)    Amount Previously Paid:

(2)    Form, Schedule or Registration Statement No.:

(3)    Filing Party:

(4)    Date Filed:

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         The document filed herewith may be used in communications with stockholders of The New Germany Fund, Inc.

As you are probably aware, despite strong absolute and relative performance of The New Germany Fund, Inc. for the last several years, the fund will have a contested annual meeting. The opposition is being organized by a few hedge fund operators led by Phillip Goldstein, who conducted an unsuccessful proxy contest against the fund last year.

We are writing to ask for your support for the fund in light of its excellent performance (301% through dividends and stock price appreciation between March 31, 2003 and March 31, 2006) and eminently qualified director nominees. We have enclosed a proxy statement for our upcoming Annual Meeting of Stockholders to be held on June 20, 2006 that highlights the nominees' qualifications to continue to serve as directors of the fund and gives you further information about the fund's performance over both the short and long terms.

We urge you to contact us directly at (212) 454-2123 or pattie.rosch@db.com or
(212) 454-2208 or jonathan.diorio@db.com to discuss the proxy statement or if you have any questions at all about the fund. Alternatively, please feel free to contact Paul Schulman at The Altman Group, who is assisting us with this proxy solicitation, at (201) 806-2206 or pschulman@altmangroup.com

We thank you for your continued support for The New Germany Fund, Inc. and look forward to speaking to you soon.

Sincerely,



Pattie Rosch                                   Jonathan Diorio
Managing Director                              Product Specialist
Deutsche Asset Management                      Deutsche Asset Management